Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Hypercom Corporation 2008 Employee Stock Purchase Plan of our reports dated March 7, 2008, with respect to the consolidated financial statements and schedule of Hypercom Corporation and the effectiveness of internal control over financial reporting of Hypercom Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Phoenix, Arizona
December 5, 2008